As filed with the Securities and Exchange Commission on December 27, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOLT INFORMATION SCIENCES, INC.

(Exact Name of registrant as Specified in its Charter)

New York (State of Other Jurisdiction of Incorporation or Organization		13-5658129 (I.R.S. Employer Identification No.)

560 Lexington Avenue New York, New York 10022-2928 (Address of Principal Executive Offices

VOLT INFORMATION SCIENCES, INC. 2006 INCENTIVE STOCK PLAN

(Full Title of the Plan)

Howard B. Weinreich, Esq.

Volt Information Sciences, Inc.

560 Lexington Avenue

New York, New York 10022-2928

(212) 704-2400

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Lloyd Frank, Esq.

Michael J. Shef, Esq.

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 704-6000

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.10 per share	1,500,000 shares	$16.93	$25,395,000	$779.70

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high and low price per share of registrant’s common stock as reported on the New York Stock Exchange on December 26, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS

The documents constituting Part I of this registration statement will be sent or given by Volt Information Sciences, Inc. (the “registrant”) to participants in the Volt Information Sciences, Inc. 2006 Incentive Stock Plan (the “Plan”) as specified by Rule 428 (b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) (File No. 1-9232) pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are hereby incorporated by reference into this registration statement:

(a)        the registrant’s Annual Report on Form 10-K for the fiscal year ended October 29, 2006, as filed with the Commission on January 12, 2007;

(b)        the registrant’s Quarterly Report on Form 10-Q for the quarters ended January 28, 2007, April 29, 2007 and July 29, 2007, as filed with the Commission on March 9, 2007, June 8, 2007 and September 7, 2007, respectively;

(c)        the registrant’s Current Reports on Form 8-K filed December 21, 2006, December 22, 2006, April 11, 2007, June 6, 2007, June 21, 2007, June 25, 2007, August 3, 2007, September 19 and December 26, 2007;

(d)        the registrant’s Definitive Proxy Statement, as filed with the Commission on February 27, 2007; and

(e)        the description of the registrant’s common stock contained in its Registration Statement on Form 8-A, as filed with the Commission on April 15, 1997, including any amendments or reports filed for the purpose of updating such description.

All documents filed subsequent to the date of this registration statement by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement

Item 4.       Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The New York Business Corporation Law ("NYBCL") in general permits a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. The NYBCL generally permits a corporation to grant other rights to indemnification through its certificate of incorporation or by-laws, or by resolution of shareholders or directors or by agreement to corporate officers and directors except in instances where a judgment or other final adjudication adverse to the officer or director establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) the officer or director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.he registrant’s Restated Certificate of Incorporation permits the registrant to indemnify any officer, director or other person to the fullest extent from time to time permitted by law, and provides that, to the extent consistent therewith, the registrant shall indemnify or advance expenses to any officer, director or other person to the fullest extent required by or pursuant to any present or future by-law of the registrant, agreement approved by the Board of Directors, or resolution of shareholders or directors.

In general, the registrant's By-Laws provide that the registrant shall indemnify each corporate officer and director (as well as any person serving another entity, trust or employee benefit plan in any capacity at the registrant's request) against judgments, fines, amounts paid in settlement and reasonable expenses incurred in connection with the defense or as a result of any threatened, pending or completed action, suit or proceeding (including civil, criminal, administrative or investigative and actions by or in the right of the registrant or other entity, trust or employee benefit plan) to which the person seeking indemnification is made or threatened to be made a party by virtue of serving in any of those capacities, except in instances where the NYBCL prohibits indemnification.n addition, the registrant's Restated Certificate of Incorporation provides that directors shall not be liable to the registrant or its shareholders for damages for any breach of duty as a director, except for liability a director may have for any act or omission prior to the effectiveness of the Restated Certificate of Incorporation or if a judgment or other final adjudication adverse to the director establishes that: (i) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (iii) the director's acts violated NYBCL Section 719 (which imposes liability on transactions when contrary to NYBCL provisions). This provision also provides that if the registrant may by law be permitted to further eliminate or limit the personal liability of directors, then the liability of a director shall, at such time, automatically be further eliminated or limited to the fullest extent permitted by law.

As permitted by the registrant’s By-Laws, the registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements generally require the registrant to indemnify its directors and executive officers against all expenses (including attorney's fees) actually and reasonably incurred by such directors and executive officers in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, arbitrative, investigative or other), whether instituted by or in the right of the registrant or any other person, or any inquiry or investigation, whether instituted by the registrant or any other person in which such person is or was a party or is threatened to be made a party or in good faith believes might lead to the institution of any such action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the registrant (or any subsidiary of the registrant), or is or was serving at the request of the registrant as a director, officer, employee, member, manager, trustee, agent or fiduciary (or in any other capacity) of an other enterprise (a "Claim"); provided, however, that no indemnification is permitted if a judgment or other final adjudication adverse to such directors or executive officers establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled unless and only to the extent that the court in which such Claim was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity and the amount of the indemnifiable losses which the court shall deem proper.s permitted by New York law, the registrant maintains certain insurance covering the registrant's obligation to indemnify directors and officers and also covering director and officers individually, subject to certain limitations, in instances in which they may not otherwise be indemnified by the registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.
(A)	The following exhibits are filed as part of this registration statement:

Exhibit

Number

5	Opinion of Troutman Sanders LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Troutman Sanders LLP (contained in Exhibit 5 hereto)
24	Power of Attorney (included in the signature page of this registration statement)
99.1	Volt Information Sciences, Inc. 2006 Incentive Stock Plan, as amended (incorporated by reference to Appendix A to the registrant’s definitive proxy statement filed February 27, 2007)

Item 9.	Undertakings.
(a)	The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 18th day of December, 2007.

VOLT INFORMATION SCIENCES, INC. By:/s/ Steven A. Shaw Steven A. Shaw President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Steven A. Shaw, Jack Egan and Howard B. Weinreich his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Steven A. Shaw Steven A. Shaw	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer) and Director	December 18, 2007
/s/ Jack Egan Jack Egan	Senior Vice President (Principal Financial and Accounting Officer)	December 18, 2007
/s/ Lloyd Frank Lloyd Frank	Director	December 18, 2007
/s/ Bruce G. Goodman Bruce G. Goodman	Director	December 18, 2007

/s/ Theresa A. Havell Theresa A. Havell	Director	December 18, 2007
/s/ Mark N. Kaplan Mark N. Kaplan	Director	December 18, 2007
/s/ Deborah Shaw Deborah Shaw	Director	December 18, 2007
/s/ William H. Turner William H. Turner	Director	December 18, 2007

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of Troutman Sanders LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Troutman Sanders LLP (contained in Exhibit 5 hereto)
24	Power of Attorney (included in the signature page of this registration statement)
99.1	Volt Information Sciences, Inc. 2006 Incentive Stock Plan, as amended (incorporated by reference to Appendix A to the registrant’s definitive proxy statement filed February 27, 2007)